EXHIBIT 5

JONES DAY

North Point  •  901 Lakeside Avenue  •  Cleveland, Ohio  44114-1190

TELEPHONE: (216) 586-3939  •  FACSIMILE: (216) 579-0212

October 25, 2007

Axsys Technologies, Inc.

175 Capital Boulevard, Suite 103

Rocky Hill, Connecticut  06067

Re:          Registration Statement on Form S-8 Filed by Axsys Technologies, Inc.

Ladies and Gentlemen:

We have acted as counsel for Axsys Technologies, Inc., a Delaware corporation (the “Company”), in connection with the filing of the above-referenced Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933 (the “Act”) 400,000 additional shares (the “Shares”) of common stock, $.01 par value per shares (the “Common Stock”), of the Company that may be issued or delivered and sold pursuant to the Axsys Technologies Amended and Restated Long-Term Incentive Plan (the “Plan”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder will be, when issued or delivered and sold in accordance with such Plan and agreements, validly issued, fully paid and nonassessable, provided that the consideration for such Shares is at least equal to the stated par value thereof.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

In rendering the opinion above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ JONES DAY